Exhibit 99.1

Robert M. Curley Named Berkshire Hills Bancorp Director
and New York Region Chairman

Pittsfield, MA – December 16, 2009 – Berkshire Hills Bancorp (BHLB) has appointed Robert M. Curley as a Director of the Company. Additionally, Mr. Curley has joined the Company’s subsidiary bank, Berkshire Bank — America’s Most Exciting BankSM, as Chairman of its New York region. In this role, Mr. Curley will work with the Bank’s current leadership team to direct growth opportunities in that market. Mr. Curley also has been appointed as a Director of the Bank.

Mr. Curley is a well-known and highly respected banking executive. For the period 2005 to 2009, he served as Chairman and President for Citizens Bank in New York with approximately $20 billion in assets and more than 200 branches throughout the state. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 – 1999, Mr. Curley was employed by KeyCorp., where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and CEO of four subsidiary banks.

Berkshire President and CEO Michael P. Daly stated, “We are delighted to have Bob Curley join Berkshire’s Board of Directors and the Bank’s New York Region team as Chairman. Bob knows the Albany region as well as anyone, and throughout his career he has been a successful leader of bank teams that have excelled in serving their markets and building market share. The New York region is our fastest growing region and an important priority for our Company. Bob will work with Mike Carroll, our New York Commercial executive and Kimberley Riggs, our New York Retail leader, in business development and executing the Bank’s growth plans. We will welcome his contribution to the Company’s Board of Directors, sharing his leadership perspectives from more than three decades of experience in guiding the development of large, successful financial institutions.”

Mr. Curley stated, “I’m pleased to join Berkshire’s Board of Directors and I look forward to working with our strong New York team to expand our banking presence in this attractive market. It has been my privilege to serve this market for many years, both personally and professionally through active community involvement. Berkshire Bank has the people, energy, and attitude that come together in a unique brand and culture to engage with and serve our communities. I have enjoyed working with fast-paced, growing banks throughout my career. When I evaluated my next steps, the opportunity to be part of the Berkshire team was most attractive. Berkshire has the strength and vitality to take a larger position in providing financial solutions to our New England and northeast New York markets, and I’m excited to be joining this dynamic team.”

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Mr. Curley and his family are longtime residents in the Albany area. Active in the community, Mr. Curley has served as Chairman of Catholic Charities, Coaches vs. Cancer, Wildwood Programs, the Community Lending Corporation, the Doane Stuart School, the Sports Foundation, the New York Bankers Association Retail Council, the WMHT Great TV Auction, the City of Albany’s Neighborhood Revitalization Committee, and the annual fund campaigns for both Junior Achievement and the United Way. He also serves on the boards of Siena College, the New York Business Development Corp., the Business Council of New York State, the Albany Local Development Corporation, and the Center for Economic Growth.

BACKGROUND

Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, investment, and wealth management services through 46 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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CONTACTS

Investor Relations Contact
David H. Gonci
Capital Markets Officer
413-281-1973

Media Contact
Fedelina Madrid
Vice President — Marketing
413-236-3733

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